U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007

VIRAL GENETICS, INC.

(Exact name of registrant as specified in its charter)

000-26875

(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	33-0814123 (IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702

(Address of principal executive offices)

(626) 334-5310

(Registrant’s telephone number)

Not Applicable

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01	Other Material Events

On September 18, 2007, Viral Genetics, Inc. (“Viral Genetics” or the “Company”) filed an amended counterclaim with the United States District Court for the Northern District of Illinois, in response to the complaint against the Company filed by Timothy & Thomas, LLC (“T&T”) on April 3, 2007.

At the time of the original T&T complaint, the Company stated that it believed the “lawsuit to be part a calculated effort by T&T to extract concessions from Viral Genetics on manufacturing and related product rights on terms that Viral Genetics believes to be disadvantageous and unacceptable to Viral Genetics.”

As a result of new information gained during the discovery process of the T&T complaint, Viral Genetics learned new information in connection with the actions of T&T and it’s principals.

Consequently, the Company has filed a counterclaim alleging that Timothy & Thomas, LLC, and its principals, Thomas J. Little and Timothy W. Wright, III (“Counterclaim Defendants”), damaged Viral Genetics as a result of fraud, conspiracy to commit fraud, and other unlawful conduct in connection with a scheme to induce Viral Genetics to enter into certain agreements and provide certain authority to them to conduct clinical trials and seek regulatory approval for the Company’s investigational drug compound, VGV-1, in Africa as part of a well-orchestrated, sophisticated and bad faith conspiracy to destroy the Company and take over its valuable technology for Counterclaim Defendants’ own benefit. The counterclaim alleges that Counterclaim Defendants’ actions also constitute breach of contract, breach of fiduciary duties, unfair business practices and interference with contract.

Viral Genetics, Inc. is seeking damages in excess of $10 million.

The full text of the counterclaim is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

A copy of the following document is included as an exhibit to this report.

Exhibit No.	Description of Document

10.1	Counterclaim

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: 28 September, 2007	By	/s/Haig Keledjian
Haig Keledjian, President